EXHIBIT 3.3

CERTIFICATE OF AMENDMENT
to the
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
of
HORIZON OFFSHORE, INC.

     Horizon Offshore, Inc., a corporation organized and existing under laws of the State of Delaware (the “Corporation”), does hereby certify that:

     FIRST: The name of the Corporation is Horizon Offshore, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 19, 1995 under the name HLS Offshore, Inc.

     SECOND: On March 31, 2004, the Board of Directors of the Corporation did duly adopt a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation declaring said amendment to be advisable and directing that the proposed amendment be submitted to a vote of the holders of the Corporation’s common stock at the annual meeting of the Corporation’s stockholders.

     THIRD: On July 28, 2004, holders of more than a majority of the Corporation’s common stock voted for the proposal to amend paragraph 1 of Article IV of the Amended and Restated Certificate of Incorporation so that, as amended, paragraph 1 of Article IV shall read in its entirety as follows:

1.	Authorized Stock. The Corporation shall be authorized to issue an aggregate of 105,000,000 shares of capital stock, of which 100,000,000 shares shall be Common Stock, $1.00 par value per share (the “Common Stock”), and 5,000,000 shares shall be Preferred Stock, $1.00 par value per share (the “Preferred Stock”).

     FOURTH: Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

     IN WITNESS WHEREOF, Horizon Offshore, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its President and attested by its Secretary, both thereto duly authorized this 28th day of July, 2004.

HORIZON OFFSHORE, INC.

	By:	/s/ Bill J. Lam

Bill J. Lam
President
Attest:

/s/ David W. Sharp

David W. Sharp
Secretary

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